Exhibit 99.1
ISBA Announces Fourth Quarter 2015 Dividend
Mt. Pleasant, Michigan, November 20, 2015 - Isabella Bank Corporation (OTCQX:ISBA), announced today that the Board of Directors of the Corporation declared a fourth quarter cash dividend of $0.24 per common share – a 4.35% increase from the fourth quarter 2014 – at its regular meeting held on November 18, 2015. The dividend will be payable on December 31, 2015 to shareholders of record as of December 24, 2015. The closing stock price for ISBA on November 18, 2015 was $26.40.
“I am pleased to announce our fourth quarter dividend marks 34 consecutive years of dividend growth for our shareholders. Our strong financial success has been the major driver of this increase. We continue to focus on growth and providing shareholder value while remaining committed to our core values and community-focused culture,” commented Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation.

Headquartered in Mt. Pleasant, Michigan, Isabella Bank Corporation is the bank holding company for Isabella Bank. Founded in 1903 with a focus on community banking, Isabella Bank operates 29 banking offices in 7 counties including Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.